U.S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549



                         FORM 8-K/A


       CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
           OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): December 12, 2000


               ANDEAN DEVELOPMENT CORPORATION
               ------------------------------
   (Exact name of registrant as specified in its charter)


Florida                       33-90696                     65-0648697
-------------------                 --------                     -------
State or other                (Commission                   (IRS Employer
jurisdiction of                 File Number)             Identification No.)
incorporation)


     1224 Washington Avenue, Miami Beach, Florida                  33154
          ---------------------------------------------------
        (Address of principal executive offices)                 (Zip Code)


        Registrant's telephone number, including area code (305) 531-1174
                        --------------




Item 2.  Acquisition or Disposition of Assets.

          On December 12, 2000, Consonni USA, Inc., a 61% owned subsidiary of the Registrant sold approximately 78% of its capital stock in Construcciones Electromecanicas Consonni, S.A. ("Consonni") to minority shareholders of Consonni. The purchase price was two hundred and nine million pesetas (209,000,000 Ptas.) or approximately one million, one hundred and fifteen thousand U.S. dollars (U.S. $1,115,000). As a consequence of this transaction, the minority shareholders of Consonni hold an 81% equity interest in Consonni and Consonni USA, Inc. will retain a 19% equity interest in Consonni.

         The initial payment of fifty million pesetas (50,000,000 Ptas.) or approximately two hundred and sixty six thousand, seven hundred dollars (U.S. $266,700.) has been received by Consonni USA, Inc. The balance is to be paid to Consonni, U.S.A., Inc. over five years as follows: ten payments semiannually commencing on June 20, 2001, the first payment in the amount of fifteen million pesetas (15,000,000. Ptas.) or approximately eighty thousand U.S. dollars (U.S. $80,000) and the remaining nine payments to be in the amount of sixteen million pesetas (16,000,000 Ptas.) or approximately eighty five thousand U.S. dollars (U.S. $85,000). Payments will be made in cash, against a promissory note or other negotiable instrument, provided that such notes or negotiable instruments shall mature and be payable with interest on the next corresponding payment date.

           The Company recognized a loss of approximately $1,451,000 on the sale of its interest in Consonni and income from discontinued operations of approximately $501,000. In addition, as a result of the sale, the remaining goodwill of $1,256,932, connected with the original acquisition of Consonni, was considered impaired. and written off.

Item 7.  Financial Statements and Exhibits

(a)      Financial Statements of Businesses Acquired. Not applicable.
(b)      Pro Forma Financial Information. Not applicable.
(c)      Exhibits.

Exhibit No.       Description

    2.1 Buy/Sell of Shares, Concession of Rights, Commitments To Social Modifications and Changes in Debt Balances between C.E. Consonni & Ecesa.*

*Previously filed.





                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                  ANDEAN DEVELOPMENT CORPORATION

Date:  August 12, 2003            By: /s/ Pedro P. Errazuriz
                                     -------------------------------
                                       Pedro P. Errazuriz, Past CEO